Exhibit 10.1

Executable Copy

CREDIT AGREEMENT

Dated as of December 18, 2007

among

ENBRIDGE ENERGY PARTNERS, L.P.,

as Borrower,

Enbridge (U.S.) Inc.

as Lender

i

ARTICLE VII.	EVENTS OF DEFAULT AND REMEDIES	19
7.01	Events of Default	19
7.02	Remedies Upon Event of Default	20

ARTICLE VIII.	MISCELLANEOUS	20
8.01	Amendments, Etc.	20
8.02	Notices and Other Communications; Facsimile Copies	20
8.03	No Waiver; Cumulative Remedies	21
8.04	Payments Set Aside	21
8.05	Successors and Assigns	22
8.06	Interest Rate Limitation	22
8.07	Counterparts	22
8.08	Integration	22
8.09	Severability	23
8.10	Governing Law	23
8.11	Waiver of Right to Trial by Jury	23
8.12	USA PATRIOT Act Notice	23
8.13	ENTIRE AGREEMENT	23
SIGNATURES		S-1

ii

SCHEDULES

2.01	Commitments
4.05	Material Events
6.01	Existing Liens
6.03	Existing Indebtedness
8.02	Lender’s Office, Addresses for Notices

EXHIBITS

Form of

A	Loan Notice
B	Loan Note
C	Assignment and Assumption Agreement
D	Subordination Agreement

iii

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”) dated as of December 18, 2007 is made and entered into by and among ENBRIDGE ENERGY PARTNERS, L.P., a Delaware limited partnership (the “Borrower”), and ENBRIDGE (U.S.) INC., a Delaware corporation (the “Lender”).

WHEREAS, the Borrower has requested that the Lender provide certain loans to the Borrower.

WHEREAS, the Lender has agreed to make such loans subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS

1.01        Defined Terms.  Capitalized terms used but not otherwise defined herein shall have the meanings set forth therefor, mutatis mutandis, in the Second Amended and Restated Credit Agreement dated as of April 4, 2007 (the “Bank Facility”), by and among Enbridge Energy Partners, L.P., each lender from time to time party hereto, Bank of America, N.A., and Wachovia Bank, National Association, as such Bank Facility may be amended from time to time, unless, one of the parties hereto objects to the incorporation of the changes to the Bank Facility defined terms within 15 Business Days of such amendment. The following terms shall have the meanings set forth below:

“Acquisition Period” means the period beginning with the date of payment of the purchase price for a Specified Acquisition (the “Acquisition Closing Date”) and continuing through the earliest of (a) the last day of the second fiscal quarter following the quarter in which the Acquisition Closing Date occurs, (b) the date designated by the Borrower as the termination date of such Acquisition Period, or (c) the Quarter End Date on which the Borrower is in compliance with Section 6.05 as such compliance is determined as if such period was not the Acquisition Period.  As used in this definition, “Specified Acquisition” means any one or more transactions (a) consummated during a consecutive 9-month period pursuant to which the Borrower or one or more of its Subsidiaries, or any combination of the foregoing, directly or indirectly, whether in the form of capital expenditure, an investment, a merger, a consolidation, an amalgamation or otherwise and whether through a solicitation of tender of equity interests, one or more negotiated block, market, private or other transactions, or any combination of the foregoing, acquires for an aggregate purchase price of not less than $50,000,000 (i) all or substantially all of the business or assets of any other Person or operating division or business unit of any other Person or (ii) more than 50% of the equity interests in any other Person and (b) designated by the Borrower to the Lender as a “Specified Acquisition” (such designation may be made at any time during an Acquisition Period that began on the Acquisition Closing Date for such Specified Acquisition); provided that following a designation of a Specified Acquisition, the Borrower may not designate a subsequent Specified Acquisition unless, after the end of the most recent Acquisition Period there shall have occurred at least one Quarter End Date on which the Borrower is in compliance with Section 6.05, as such compliance is determined as if such period was not an Acquisition Period.  As used in this definition, “Quarter End Date” means the last date of a fiscal quarter.

“Applicable Rate” has the meaning specified in Section 2.06.

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.”  Such prime rate is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced prime rate.  Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If for any reason the “prime rate” set by Bank of America has not been announced for such day, then such rate as set and publicly announced by Wachovia for such day shall be used.

“Borrower” has the meaning set forth in the introductory paragraph hereto, and includes its successors and assigns permitted hereby, if any.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and having the same Interest Period made by the Lender pursuant to Section 2.01.

“Closing Date” means the first date all the conditions precedent in Section 3.01 are satisfied or waived.

“Commitment” means the Lender’s obligation to make Committed Loans to the Borrower pursuant to Section 2.01 in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite the Lender’s name on Schedule 2.01, as such amount may be reduced or adjusted from time to time in accordance with this Agreement.

“Committed Loan” has the meaning specified in Section 2.01.

“Credit Extension” means a Borrowing.

“Debt Rating” means, as of any date of determination, the rating as determined by either S&P or Moody’s (collectively, the “Debt Ratings”) of the Borrower’s non-credit-enhanced, senior unsecured long-term debt; provided that if a Debt Rating is issued by each of the foregoing rating agencies, then the higher of such Debt Ratings shall apply (with Pricing Level 1 being the highest and Pricing Level 6 being the lowest), unless there is a split in Debt Ratings of more than one level, in which case the level that is one level lower than the higher Debt Rating shall apply..

“Event of Default” means any of the events or circumstances specified in Article VII.

“Excluded Subsidiary Transfer Restrictions” means restrictions of the type described in clauses (w), (x), (y), or (z) of the definition of Intercompany Restrictions, other than restrictions of the type described in clause (z) which are otherwise excepted by any of clauses (B)(d), (B)(e), (B)(f), (B)(g), or (B)(h), (a) which are set forth in agreements governing Refinancings of or other amendments to Indebtedness of the Borrower that were not set forth in the agreements governing such Indebtedness prior to such Refinancing or amendment, or (b) which would be Intercompany Restrictions absent the exception set forth in clause (B)(c) of Section 6.03(a)(i).

“Indebtedness” means, as to any Person at a particular time, all of the following (without duplication):

(a)           all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)           any direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), banker’s acceptances, bank guaranties, surety bonds and similar instruments;

(c)           Intentionally Blank;

(d)           whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services except trade accounts payable arising in the ordinary course of business of such Person, and indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(e)           capital leases; and

(f)            all Guarantee Obligations of such Person in respect of any of the foregoing; and

(g)           for the purposes of determining compliance with the applicable provisions of Sections 6.06 or 6.07, obligations of such Person under Swap Contracts, and Guarantee Obligations of such Person in respect of Swap Contracts, but only to the extent of Excess Swap Termination Value.  For purposes of Section 6.06, Indebtedness of the Non-OLP Subsidiaries shall be calculated quarterly and include the Non-OLP Subsidiaries’ Ratable Share of Excess Swap Termination Value as of the relevant quarter-end date of determination, and for purposes of Section 6.07, Indebtedness of the Operating Partnership and the Operating Partnership Subsidiaries shall be calculated quarterly and include the Operating Partnership’s and the Operating Partnership Subsidiaries’ Ratable Share of Excess Swap Termination Value as of the relevant quarter-end date of determination.

For all purposes hereof, the Indebtedness of any Person shall include, without duplication, the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person by its governing agreements and applicable law except for customary exceptions acceptable to the Required Lender.  The amount of any capital lease as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.  The amount of any net obligation under any Swap Contract, and the amount of any Guarantee Obligations in respect of any Swap Contract, on any date shall be deemed to be the Swap Termination Value of such Swap Contract as of such date.

“Intercompany Restrictions” has the meaning set forth in Section 6.03(a)(i).

“Lender” means Enbridge (U.S.) Inc. in its capacity as Lender under any of the Loan Documents, or any successor Lender.

“Lender’s Office” means the Lender’s address and, as appropriate, account as set forth on Schedule 8.02, or such other address or account as the Lender may from time to time notify to the Borrower.

“Loan” means a loan made by a Lender to Borrower pursuant to Article II of this Agreement, in the form of a Committed Loan.

“Loan Documents” means this Agreement, each Note, each Request for Credit Extension and each Compliance Certificate.

“Loan Notice” means written or telephonic notice of (a) a Borrowing of Committed Loans, (b) a conversion of Committed Loans from one Type to the other, or (c) a continuation of Committed Loans as the same Type, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A or if telephonic, shall be immediately followed by written notice in the form of Exhibit A; provided, any such telephone notice shall be irrevocable when given notwithstanding that it is required to be so confirmed in writing.

“Maturity Date” means the earlier of (i) the Scheduled Maturity Date or (ii) the date upon which the Commitments may be terminated in accordance with the terms hereof.

“Non-OLP Indebtedness Limitation” has the meaning specified in Section 6.06.

“Note” means, a promissory note made by the Borrower in favor of the Lender evidencing Loans made by such Lender, substantially in the form of Exhibit B.

“OLP Indebtedness Limitation” has the meaning specified in Section 6.07.

“Outstanding Amount” means with respect to Committed Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Committed Loans occurring on such date.

“Pro Rata Share” means, with respect to the Lender, the percentage (carried out to the ninth decimal place) of the Commitments set forth opposite the name of such Lender on Schedule 2.01, as such share may be adjusted as contemplated herein.

“Qualifying Subordinated Indebtedness” means unsecured Indebtedness of the Borrower owing to a Subsidiary or other Affiliate of the Borrower (in each case, other than an Unrestricted Subsidiary) provided that (i) such Indebtedness has a maturity date of at least six months subsequent to the Maturity Date, (ii) interest accruing on such Indebtedness is, at the option of the Borrower payable not in cash but in additional Indebtedness of like tenor and term, (iii) no amortization of principal of such Indebtedness is scheduled prior to the date that is at least six months subsequent to the Scheduled Maturity Date, (iv) no Subsidiary of the Borrower has any Guarantee Obligation or other repayment obligation with respect thereto, and (v) such Indebtedness is expressly subordinated to the Obligations under the Loan Documents pursuant to a subordination agreement in the form of Exhibit D hereto.

“Request for Credit Extension” means with respect to a Borrowing, conversion or continuation of Committed Loans, a Loan Notice.

“Scheduled Maturity Date” means December 18, 2010.

“Threshold Amount” means $25,000,000.

“Type” means, with respect to a Committed Loan, its character as a Base Rate Loan or a Fixed Period Eurodollar Rate Loan.

“Unrestricted Subsidiaries” means any Subsidiary of the Borrower that is designated to the Lender in writing by the Borrower as an Unrestricted Subsidiary after the date hereof; provided, however, that no Subsidiary may be designated as an Unrestricted Subsidiary if, (i) on the effective date of designation, a Default or Event of Default has occurred and is continuing, (ii) the creation, formation or acquisition of such Subsidiary would not otherwise be permitted under Section 6.04 hereof, (iii) the creation, acquisition or formation of such Subsidiary would not be permitted under the Mortgage Note Agreements or any other material contract or agreement to which the Borrower is a party, or (iv) based on the financial statements most recently delivered pursuant to Section 5.01 or the good faith determination by the Borrower, such Subsidiary is a Material Subsidiary.  If an Unrestricted Subsidiary becomes a Material Subsidiary, such Subsidiary shall no longer be deemed an Unrestricted Subsidiary.

1.02        Other Interpretive Provisions.

(a)           The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)           (i)            The words “herein” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii)           Unless otherwise specified herein, Article, Section, Exhibit and Schedule references are to this Agreement.

(iii)          The term “including” is by way of example and not limitation.

(iv)          The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced.

(v)           The verb “continue”, and its usage in correlative forms, with reference to a Default or an Event of Default, shall mean that such Default or Event of Default has occurred and continues and, if applicable, after the passage of the applicable notice or cure period continues uncured, unwaived or otherwise unremedied, or with respect to the event or circumstance giving rise thereto, and after the passage of the applicable notice or cure period, continues uncured, unwaived or otherwise unremedied.

(c)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d)           Section headings herein and the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03        Accounting Terms.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

1.04        Rounding.  Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05        References to Agreements and Laws.  Unless otherwise expressly provided herein, (a) references to documents (including the Loan Documents) shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document, and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

ARTICLE II.
THE COMMITMENTS AND CREDIT EXTENSIONS

2.01        Committed Loans.  Subject to the terms and conditions set forth herein, the Lender agrees to make loans (each a “Committed Loan”) to the Borrower from time to time on any Business Day during the period from the Closing Date to the Maturity Date, in an aggregate amount for all Loans not to exceed at any time outstanding the amount of the Lender’s Commitment.  Within the limits of the Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.03, and reborrow under this Section 2.01.  Committed Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

2.02        Borrowings, Conversions and Continuations of Committed Loans.

(a)           Each Borrowing, each conversion of Committed Loans from one Type to the other, and each continuation of Committed Loans as the same Type shall be made upon the relevant Borrower’s irrevocable notice to the Lender.  Each such notice must be received by the Lender not later than 11:00 a.m., Mountain Standard Time or Mountain Daylight Time (as applicable), (i) three Business Days prior to the requested date of any such Borrowing of, conversion to or continuation of any such Eurodollar Rate Loans or of any conversion of any such Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Committed Base Rate Loans.  Each Borrowing of, conversion to or continuation of any such Eurodollar Rate Loans shall be in a principal amount of $10,000,000 or a whole multiple of $1,000,000 in excess thereof.  Each Borrowing of or conversion to any such Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof.  Each Loan Notice shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Committed Loans from one Type to the other, or a continuation of Committed Loans as the same Type, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Committed Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Committed Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto.  If the Borrower fails to specify a Type of Committed Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Committed Loans shall be made or continued as, or converted to, Base Rate Loans.  Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans.  If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b)           Following receipt of a Loan Notice and if such Borrowing is the initial Credit Extension, Borrower’s satisfaction of the conditions in Section 3.01, the Lender shall make the funds available to the Borrower either by wire transfer of such funds, in each case in accordance with instructions provided to the Lender by the Borrower.

(c)           Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of the Interest Period for such Eurodollar Rate Loan.  During the existence of a Default or Event of Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Lender, and the Lender may demand that any or all of the then outstanding Eurodollar Rate Loans be converted to Base Rate Loans at the end of the respective Interest Periods therefor, if at the end of such periods, a Default or an Event of Default is then in existence.

(d)           The Lender shall promptly notify the Borrower of the interest rate applicable to any Fixed Period Eurodollar Rate Loan upon determination of such interest rate. The determination of the Fixed Period Eurodollar Rate by the Lender shall be conclusive in the absence of manifest error. The Lender shall notify the Borrower of any change in its referenced prime rate used in determining the Base Rate promptly following the public announcement of such change.

2.03         Prepayments.

(a)           The Borrower may, upon notice to the Lender, at any time or from time to time voluntarily prepay Committed Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Lender not later than 11:00 a.m., Mountain Standard Time or Mountain Daylight Time (as applicable), (A) three Business Days prior to any date of prepayment of Eurodollar Rate Loans, and (B) one Business Day prior to any date of prepayment of Base Rate Loans; (ii) any prepayment of Fixed Period Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of Fixed Period Eurodollar Rate Loans shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 2.14.

(b)           If for any reason the Outstanding Amount of all Loans at any time exceeds the Commitment then in effect, the Borrower shall immediately prepay its Loans in an aggregate amount equal to such excess.

2.04         Reduction or Termination of Commitments. The Borrower may, upon notice to the Lender, terminate the Commitment, or permanently reduce the Commitment to an amount not less than the then Outstanding Amount of all Loans. Once reduced in accordance with this Section, the Commitment may not be increased. All facility fees and utilization fees accrued until the effective date of any termination of the Commitments shall be paid on the effective date of such termination.

2.05         Repayment of Loans.

The Borrower shall repay to the Lender on the Maturity Date the aggregate principal amount of Loans outstanding on such date.

2.06        Applicable Rate.  The “Applicable Rate” under this Agreement shall be the following percentages per annum, based upon the Debt Rating as set forth below:

Applicable Rate
Pricing Level	Debt Ratings S&P/Moody’s	Facility Fee Rate	Applicable Rate for Eurodollar Loans and Applicable Rate for Letters of Credit	Applicable Rate for Base Rate Loans	Utilization Fee Rate

1	A/A2 or higher	.045%	.180%	0.05%
2	A-/A3	.050%	.200%	0.05%
3	BBB+/Baa1	.070%	.230%	0.05%
4	BBB/Baa2	.090%	.310%	0.05%
5	BBB-/Baa3	.110%	.440%	0.05%
6	Lower than BBB-/Baa3 or unrated	.125%	.575%	0.10%

Initially, the Applicable Rate shall be determined based upon the Debt Rating of BBB/Baa2.  Thereafter, each change in the Applicable Rate resulting from a publicly announced change in the Debt Rating shall be effective during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.

2.07        Interest.

(a)           Subject to the provisions of subsection (b) below, (i) each Fixed Period Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Fixed Period Eurodollar Rate for such Interest Period plus the Applicable Rate; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b)           In the event any amount due hereunder or under any other Loan Document (including, without limitation, any interest payment) is not paid when due (whether by acceleration or otherwise), the Borrower shall pay interest on such unpaid amount (including, without limitation, interest on interest) at a fluctuating interest rate per annum equal to the Default Rate to the fullest extent permitted by applicable Law.  Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)           Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.08        Fees.

(a)           Facility Fee.  The Borrower shall pay to the Lender a facility fee equal to the Applicable Rate multiplied by the actual daily amount of the Commitment, regardless of usage.  The facility fee shall accrue at all times from the Closing Date until the Maturity Date and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date.  The facility fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.  The facility fee shall accrue at all times, including at any time during which one or more of the conditions in Article III is not met.

(b)           Utilization Fee.  The Borrower shall pay to the Lender a utilization fee equal to the Applicable Rate multiplied by the actual daily aggregate Outstanding Amount of Loans for each day that such aggregate Outstanding Amount exceeds 50% of the Commitment.  The utilization fee shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date.  The utilization fee shall be calculated quarterly in arrears.  The utilization fee shall accrue at all times, including at any time during which one or more of the conditions in Article III is not met.

2.09        Computation of Interest and Fees.  Computation of interest on Base Rate Loans shall be calculated on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed.  Computation of all other types of interest and all fees shall be calculated on the basis of a year of 360 days and the actual number of days elapsed, which results in a higher yield to the payee thereof than a method based on a year of 365 or 366 days.  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall bear interest for one day.

2.10        Evidence of Debt.

The Credit Extensions made by the Lender shall be evidenced by one or more accounts or records maintained by the Lender.  The accounts or records maintained by the Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lender to the Borrower and the interest and payments thereon.  Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Loans.  Upon the request of the Lender, the Loans may be evidenced by a Note, in addition to such accounts or records.  The Lender may attach schedules to the Note and endorse thereon the date, Type (if applicable), amount and maturity of the applicable Loans and payments with respect thereto.

2.11        Payments Generally.

(a)           All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Lender at the Lender’s Office in Dollars and in immediately available funds not later than 12:00 noon, Mountain Standard Time or Mountain Daylight Time (as applicable), on the date specified herein.  All payments received by the Lender after 12:00 noon, Mountain Standard Time or Mountain Daylight Time (as applicable), shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b)           Subject to the definition of “Interest Period,” if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(c)           If at any time insufficient funds are received by and available to the Lender to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward costs and expenses incurred by the Lender, (ii) second, toward repayment of interest and fees then due hereunder, and (iii) third, toward repayment of principal then due hereunder.

(d)           Nothing herein shall be deemed to obligate the Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by the Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.12        Increase in Commitments.

(a)           Request for Increase.  Provided there exists no Default or Event of Default, upon notice to the Lender, the Borrower shall have the right to effectuate from time to time and at any time, in accordance with the terms hereof, an increase in the aggregate amount of the then Commitment provided that (i) the aggregate Commitment as so increased may not exceed $500,000,000, and (ii) any such request for an increase shall be in a minimum amount of $10,000,000, and in multiples of $5,000,000 in excess thereof.

(b)           Effective Date and Allocations.  If the aggregate amount of Commitment is increased in accordance with this Section, the Lender and the Borrower shall determine the respective effective date thereof (the “Increase Effective Date”).

(c)           Conflicting Provisions.  This Section shall supersede any provisions in Section 8.01 to the contrary.

2.13        Inability to Determine Rates. If the Lender determines in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the applicable offshore Dollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for such Eurodollar Rate Loan, or (c) the Eurodollar Rate for such Eurodollar Rate Loan does not adequately and fairly reflect the cost to the Lender of funding such Eurodollar Rate Loan, the Lender will promptly notify the Borrower.  Thereafter, the obligation of the Lender to make or maintain Eurodollar Rate Loans shall be suspended until the Lender revokes such notice.  Upon receipt of such notice, the Borrower may, without liability for any attendant breakage costs, revoke any pending request for a Borrowing, conversion or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

2.14        Funding Losses. Upon demand of the Lender from time to time (which demand shall be accompanied by a certificate of such Lender setting forth in reasonable detail the amount demanded, the bases therefor and the calculations in respect thereto, which shall be conclusive in the absence of manifest error), the Borrower shall promptly compensate the Lender for and hold the Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)           any continuation, conversion, payment or prepayment of any Loan made to such Borrower other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)           any failure by the Borrower (for a reason other than the failure of the Lender to make a Loan) to prepay, borrow, continue or convert any Loan made to the Borrower other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.  All of the Borrower’s obligations under this Section 2.14 shall survive termination of the Commitments and payment in full of all the other Obligations.

ARTICLE III.
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

3.01        Conditions of Initial Credit Extension.  The obligation of the Lender to make its initial Credit Extension hereunder is subject to the Lender’s receipt of executed counterparts of this Agreement, sufficient in number for distribution to the Lender and the Borrower, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, and properly executed by a Responsible Officer of the Borrower.

3.02        Conditions to all Credit Extensions

The obligation of the Lender to honor any Request for Credit Extension (other than a Loan Notice requesting only a conversion of Committed Loans to the other Type, or a continuation of Eurodollar Rate Loans as the same Type) is subject to the condition precedent that no Default or Event of Default shall exist, or would result from such proposed Credit Extension. Each Request for Credit Extension submitted by the Borrower shall be deemed to be a representation and warranty that the condition specified in Section 3.02 has been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants as set forth below:

4.01        Existence, Qualification and Power; Compliance with Laws.

(a)           The Borrower is duly organized, validly existing and has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to own its assets, carry on its business and to execute, deliver, and perform its obligations under the Loan Documents to which it is a party.

(b)           The Borrower and each Subsidiary is in compliance with all Laws (including Environmental Laws), except in each case referred to in clause (a) or this clause (b), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

4.02        Authorization; No Contravention.  The execution, delivery and performance by the Borrower of each Loan Document has been duly authorized by all necessary corporate or other organizational action, and does not and will not (a) violate the terms of any of the Borrower’s Organization Documents, (b) result in any breach of, constitute a default under, or require, pursuant to the express provisions thereof, the creation of any consensual Lien on the properties of the Borrower under, any Contractual Obligation to which the Borrower is a party or any order, injunction, writ or decree of any Governmental Authority to which the Borrower or its property is subject, or (c) violate any Law, in each case with respect to the preceding clauses (a) through (c), which would reasonably be expected to have a Material Adverse Effect.

4.03        Governmental Authorization.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is required to be obtained or made by the Borrower by any material statutory law or regulation applicable to it as a condition to the execution, delivery or performance by, or enforcement against, the Borrower of any Loan Document.

4.04        Binding Effect.

This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by the Borrower.  This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

4.05        Financial Statements .

The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Borrower and its Subsidiaries and Unrestricted Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) together with the footnotes thereto, reflect all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries and Unrestricted Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness in accordance with GAAP consistently applied throughout the period covered thereby.

(b)           Other than as set forth on Schedule 4.05, since the date of the Audited Financial Statements to the Closing Date, there has been no event or circumstance that has, or could reasonably be expected to have, a Material Adverse Effect.

4.06        No Default.  Neither the Borrower nor any Material Subsidiary is in default under any Contractual Obligation which could be reasonably expected to have a Material Adverse Effect.  No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

ARTICLE V.
AFFIRMATIVE COVENANTS

So long as the Lender shall have any Commitment hereunder or any Loan or other Obligation shall remain unpaid, the Borrower shall, and shall cause each Subsidiary to:

5.01        Financial Statements.  Deliver to the Lender:

(a)           as soon as available, a consolidated balance sheet of the Borrower and its Subsidiaries and Unrestricted Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income and cash flows for such fiscal year on Form 10-K as filed with the Securities and Exchange Commission, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing selected by the Borrower, which report and opinion shall be prepared in accordance with GAAP and shall not be subject to any qualifications or exceptions as to the scope of the audit nor to any qualifications and exceptions not reasonably acceptable to the Lender; and

(b)           as soon as available, a consolidated balance sheet of the Borrower and its Subsidiaries and Unrestricted Subsidiaries as at the end of each of the first three fiscal quarters and the related consolidated statements of income and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, on Form 10-Q as filed with the Securities and Exchange Commission, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail.

Documents required to be delivered pursuant to subsections (a) or (b) (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto, on the Borrower’s website on the Internet at the website address listed on Schedule 8.02; or (ii) on the Electronic Data Gathering, Analysis, and Retrieval system (“EDGAR”) of the Securities and Exchange Commission.

5.02        Payment of Obligations.  Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Borrower or relevant Subsidiary; (b) all material lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

5.03        Preservation of Existence, Etc.  Except in a transaction permitted by Section 6.04 or pursuant to statutory conversions to another form of entity as permitted by applicable Law, preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization; and except where it will not have a Material Adverse Effect, take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business and preserve or renew all of its registered patents, trademarks, trade names and service marks.

5.04        Compliance with Laws.  Comply in all material respects with the requirements of all Laws applicable to it or to its business or property, except in such instances in which (i) such requirement of Law is being contested in good faith or a bona fide dispute exists with respect thereto or (ii) the failure to comply therewith could not be reasonably expected to have a Material Adverse Effect.

ARTICLE VI.
NEGATIVE COVENANTS

So long as the Lender has any Commitment hereunder or any Loan or other Obligation shall remain unpaid, the Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly:

6.01        Liens.  Create, incur, assume or suffer to exist, any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)           Liens pursuant to any Loan Document or the Bank Facility;

(b)           Liens existing on the date hereof and listed on Schedule 6.01 and any renewals or extensions thereof, provided that the property covered thereby is not increased and any renewal or extension of the obligations secured or benefited thereby is permitted by Section 6.03;

(c)           Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d)           carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(e)           Liens incurred or pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f)            Liens incurred or deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds (including surety and appeal bonds related to judgments only to the extent permitted by clause (h) of this Section 6.01), performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g)           easements, rights-of-way, restrictions and other similar charges or encumbrances which, in each case are granted, entered into or created in the ordinary course of business of such Person;

(h)           attachments or other Liens securing judgments for the payment of money not constituting an Event of Default or securing appeal or other surety bonds related to such judgments;

(i)            Liens pursuant to any Mortgage or Mortgage Note Agreement or any “Security Document”, as that term is defined in the Mortgage Note Agreement;

(j)            Liens on property not covered by any Mortgage securing obligations under Swap Contracts, provided that the amount of such obligations shall not exceed at any time an aggregate amount equal to one percent (1%) of Net Tangible Assets;

(k)           Liens on (A) property or shares of equity interests of a Person that becomes a Subsidiary after the Closing Date, or (B) Acquired Assets acquired by the Borrower or a Subsidiary after the Closing Date, including any acquisition by means of merger or consolidation with or into the Borrower or a Subsidiary which is permitted by Section 6.04; provided (i) such Liens were in existence at the time such Person becomes a Subsidiary or at the time of such acquisition of such Acquired Assets, (ii) such Liens were not created in contemplation of the acquisition of such Person or such Acquired Assets, (iii) such Liens do not encumber property other than property owned by such Person or the Acquired Assets then acquired, (iv) if, as a result of the acquisition, the Indebtedness secured by such Liens is or becomes Indebtedness of the Borrower but not Indebtedness of any Subsidiary, then the aggregate principal amount of Indebtedness secured thereby shall not exceed the Incremental EBITDA of the Acquired Subsidiary or such Acquired Assets, and (v) the Borrower shall have demonstrated in writing to the reasonable satisfaction of the Required Lender that the secured Indebtedness created, incurred, assumed or permitted to exist referred to in the preceding clause (iv) was permitted pursuant to Section 6.03;

(l)            Liens on property or assets of any Subsidiary securing Indebtedness of such Subsidiary owing to the Borrower; and

(m)          in addition to Liens permitted by the foregoing clauses (a) through (l), other Liens securing Indebtedness, provided that in no event will the aggregate amount of Indebtedness secured by such other Liens exceed at any time an amount equal to 1% of Net Tangible Assets.

6.02        Investments.  Purchase or otherwise acquire the capital stock or other equity of any other Person if such purchase or other acquisition violates the Borrower’s partnership agreement.

6.03        Indebtedness. Create, incur, assume or permit to exist any Indebtedness, except that

(a)           The Borrower may create, incur, assume or permit to exist Indebtedness as follows:

(i)            Indebtedness if

(A)          after giving effect thereto, (y) no Event of Default shall have occurred and be continuing and (z) the Borrower shall be in compliance with Section 6.05, and

(B)           the agreements governing such Indebtedness do not contain terms, conditions, covenants or events of default that restrict, on terms materially more restrictive than provided in the Loan Documents, the ability of any Subsidiary to

(w)                               pay distributions or dividends to the Borrower or any Subsidiary on its capital stock or other equity or with respect to any other interest or participation in, or measured by, its profits,

(x)                                   to pay any amounts owed to the Borrower or any Subsidiary,

(y)                                 to make loans or advances to the Borrower or any Subsidiary or

(z)                                   to transfer any of its properties or assets to the Borrower or any Subsidiary

(contractual provisions that restrict any of the foregoing abilities of any Subsidiary, other than restrictions existing under or by reason of

(a)                                  Indebtedness in effect on the Closing Date and Refinancings thereof,

(b)                                 applicable Laws,

(c)                                  instruments governing Indebtedness or capital stock or other equity of a Person or property acquired by the Borrower or a Subsidiary (except to the extent such Indebtedness was incurred in contemplation of such acquisition),

(d)                                 customary non-assignment provisions in contracts, licenses and leases entered into in the ordinary course of business,

(e)                                  provisions contained in documents creating Liens permitted by Section 6.01 which restrict the ability of the Borrower or a Subsidiary to transfer the assets that are subject to such Liens,

(f)                                    provisions in documents, other than those included in the preceding clause (e), creating purchase money obligations for property acquired in the ordinary course of business, which restrict the ability of the Borrower or a Subsidiary to transfer the assets acquired with the proceeds of such purchase money financing,

(g)                                 customary provisions in bona fide contracts for the sale of property or assets,

(h)           provisions with respect to the disposition or distribution of assets in joint venture agreements or other similar agreements entered into in the ordinary course of business, and

(i)            any Hybrid Security or indenture, document, agreement or security entered into or issued in connection with a Hybrid Security and constituting a restriction or condition on an issuer of any Hybrid Security from taking any of the actions set forth in clauses (w) through (z) of this Section, are collectively referred to as “Intercompany Restrictions”);

(ii)           Indebtedness of the Borrower on the Closing Date and described in Schedule 6.03;

(iii)          Qualifying Subordinated Indebtedness;

(iv)          Indebtedness hereunder or under any other Loan Document or under the Bank Facility;

(v)           Indebtedness secured by Liens that are permitted to be created, incurred, assumed or suffered to exist pursuant to Section 6.01(m); and

(vi)          the Refinancing, in whole or part, of Indebtedness incurred in compliance with the foregoing clauses of this Section 6.03(a), provided that, no such Indebtedness is increased at the time of any such Refinancing, other than by the additional amount of premium, if any, and accrued interest on such Indebtedness and reasonable expenses incurred in connection therewith, provided that no governing agreement with respect to any Indebtedness incurred in compliance with clause (iii) or (v) of this Section 6.03(a), or Refinancing of any Indebtedness incurred pursuant to clause (iii) or (v) of this Section 6.03(a), shall contain Intercompany Restrictions.

(b)           The Non-OLP Subsidiaries may create, incur, assume or permit to exist Indebtedness as follows:

(i)            Indebtedness of the Non-OLP Subsidiaries on the Closing Date and described in Schedule 6.03;

(ii)           Indebtedness of a Person which is in existence at the time it becomes a Subsidiary or Indebtedness assumed by a Subsidiary in connection with its acquisition of a Person or its acquisition of all or substantially all of the business or assets of any Person or the operating division or business unit of any Person provided that such Indebtedness is in existence at the time of such acquisition, provided that such Indebtedness was not incurred in contemplation of the acquisition of such Person or such property;

(iii)          other Indebtedness (including Hybrid Securities issued by a Financing Vehicle and Indebtedness of the type included in clause (g) of the definition of Indebtedness);

(iv)          Refinancing of Indebtedness incurred pursuant to clause (i), (ii) or (iii) of this Section 6.03(b), provided that no such Indebtedness is increased at the time of any such

Refinancing, other than by the additional amount of premium, if any, and accrued interest on such Indebtedness and reasonable expenses incurred in connection therewith; and

(v)           Indebtedness owed to the Borrower or to any other Non-OLP Subsidiary (other than, for the avoidance of doubt, an Unrestricted Subsidiary);

provided that no governing agreement with respect to any Indebtedness otherwise permitted by this Section 6.03(b) shall contain Intercompany Restrictions.

(c)           The Operating Partnership and the Operating Partnership Subsidiaries may create, incur, assume or permit to exist, for so long as the Operating Partnership is regulated by the Federal Energy Regulatory Commission or any other governmental utility regulatory body, the following Indebtedness:

(i)            Indebtedness of the Operating Partnership and the Operating Partnership Subsidiaries on the Closing Date and described in Schedule 6.03;

(ii)           other Indebtedness (including Hybrid Securities issued by a Financing Vehicle and Indebtedness of the type included in clause (g) of the definition of Indebtedness);

(iii)          Refinancing of Indebtedness incurred pursuant to clause (i) or (ii) of this Section 6.03(c), provided that no such Indebtedness is increased at the time of any such Refinancing, other than by the additional amount of premium, if any, and accrued interest on such Indebtedness and reasonable expenses incurred in connection therewith; and

(iv)          Indebtedness owed to the Borrower or to the Operating Partnership or to an Operating Partnership Subsidiary (other than, for the avoidance of doubt, an Unrestricted Subsidiary);

provided that no governing agreement with respect to any Indebtedness otherwise permitted by this Section 6.03(c) shall contain Intercompany Restrictions.

For purposes of determining compliance with this Section 6.03, if an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness permitted above, the Borrower will, it its discretion, classify (or later classify) in whole or in part such item of Indebtedness in any manner that complies with this Section 6.03, and such item of Indebtedness or a portion thereof may be classified (or later upon written notice to the Lender reclassified) in whole or in part as having been incurred under more than one of the applicable clauses above.

6.04        Mergers; Sale of Assets.  Merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease (as a lessor) or otherwise dispose of (in one transaction or in a series of related transactions) all (or substantially all) of its assets, or all or substantially all of the stock of or other equity interest in any of its Subsidiaries (in each case, whether now owned or hereafter acquired), unless:  (i) at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing, and (ii) if the Borrower is involved in any such transaction, it is the surviving or resultant entity or the recipient of any such sale, transfer, lease or other disposition of assets, and if a Subsidiary is involved in any such transaction, such Subsidiary is the surviving or resultant entity or the recipient of any such sale, transfer, lease or other disposition of assets; provided, however, that in no event shall any such merger, consolidation, sale, transfer, lease or other disposition whether or not otherwise permitted by this Section 6.04 have the effect of releasing the Borrower from any of its obligations and liabilities under this Agreement.

6.05        Consolidated Leverage Ratio.  As of the end of each applicable four-quarter period, the Borrower shall maintain a ratio of (a) (i) Consolidated Funded Debt plus, without duplication, (ii) the principal amount of Funded Debt owed by the Borrower to Subsidiaries which does not constitute Qualifying Subordinated Indebtedness to (b) Pro Forma EBITDA of no greater than (1) during an Acquisition Period 5.50 to 1.00, and (2) during any period other than an Acquisition Period as follows: (A) for periods ending on or before March 31, 2009, 5.50 to 1.00, (B) for periods ending June 30, 2009 and thereafter through March 31, 2010, 5.25 to 1.00, and (C) for periods ending June 30, 2010 and thereafter, 5.00 to 1.00; provided, that if at the end of any such applicable four-quarter period the Borrower shall not have maintained such ratio, the Borrower will have a period of 30 days following the later of the date a Responsible Officer of the Borrower has knowledge that such ratio has not been satisfied at the end of such period and 30 days following the end of such period, to cure such failure on a pro forma basis by satisfying the following clauses (i) or (ii), or any combination of such clauses, by (i) obtaining an equity contribution which qualifies as equity under GAAP or (ii) incurring Qualifying Subordinated Indebtedness in a sufficient amount that had the Borrower had such additional equity or Qualifying Subordinated Indebtedness proceeds, or a combination of both, at or prior to the end date of such applicable four-quarter period, the Borrower would have been in compliance with this Section 6.05 for such four-quarter period and, if the Borrower obtains such equity or such Qualifying Subordinated Indebtedness proceeds, or any combination thereof, during such cure period, but in no event shall such period end later than 60 days following the end of the corresponding ending four-quarter period, then it will be deemed to be in compliance with this Section 6.05 as of the end of such four quarter period.

6.06        Indebtedness of Non-OLP Subsidiaries.  As of the end of each fiscal quarter, the aggregate amount of Indebtedness of the Non-OLP Subsidiaries (other than Non-OLP Inter-Company Indebtedness) shall not exceed an amount (the “Non-OLP Indebtedness Limitation”) equal to 0.5 times Non-OLP Pro Forma EBITDA for the four quarters then ended; provided, that to the extent that such Indebtedness of the Non-OLP Subsidiaries does exceed the Non-OLP Indebtedness Limitation (the amount of such excess being referred to this Section 6.06 as “excess Indebtedness”) at quarter-end, the Non-OLP Subsidiaries may cure such excess Indebtedness by satisfying the following clause (i) or clause (ii), or any combination of such clauses, within 30 days following the later of the date a Responsible Officer has knowledge of such non-compliance and 30 days following the end of such quarter (but in no event shall the cure period extend beyond the date that is 60 days after the end of such quarter) (i) by receiving an infusion of cash or cash equivalents in an amount that (when added to all other cash and cash equivalents then being held by Non-OLP Subsidiaries pursuant to this Section 6.06) equals such excess Indebtedness (or portion thereof cured pursuant to this clause (i)), which cash or cash equivalents shall be held by Non-OLP Subsidiaries until the calculation is done pursuant to this Section 6.06 at the end of the next quarter, or (ii) by reducing the aggregate outstanding amount of Indebtedness of the Non-OLP Subsidiaries by an amount equal to such excess Indebtedness less the amount of cash or cash equivalents infused for such quarter-end pursuant to the preceding clause (i), if any.  If the Non-OLP Subsidiaries so timely cure such excess Indebtedness by making such infusion or reduction, or both as applicable, the Non-OLP Subsidiaries shall be deemed to be in compliance with this Section 6.06 as of such quarter-end date.

6.07        Indebtedness of the Operating Partnership and the Operating Partnership Subsidiaries.  As of the end of each fiscal quarter, the aggregate amount of Indebtedness of the Operating Partnership and the Operating Partnership Subsidiaries (other than OLP Inter-Company Indebtedness) shall not exceed an amount (the “OLP Indebtedness Limitation”) equal to 60% of the outstanding consolidated capitalization (calculated without regard to noncash adjustments to equity) of the Operating Partnership and the Operating Partnership Subsidiaries as of such quarter-end date; provided, that to the extent that outstanding Indebtedness of the Operating Partnership and the Operating Partnership Subsidiaries (other than OLP Inter-Company Indebtedness) does exceed the OLP Indebtedness Limitation (the amount of such excess being referred to this Section 6.07 as “excess Indebtedness”) at quarter-end, the Operating Partnership and the Operating Partnership Subsidiaries may cure such excess Indebtedness by satisfying the following clause (i) or clause (ii), or any combination of such clauses, within 30 days following the later of the date a Responsible Officer has knowledge of such non-compliance and 30 days following the end of such quarter (but in no event shall the cure period extend beyond the date that is 60 days after the end of such quarter): (i) by receiving an infusion of cash or cash equivalents in an amount that (when added to all other cash and cash equivalents then being held by the Operating Partnership and the Operating Partnership Subsidiaries pursuant to this Section 6.07) equals such excess Indebtedness (or portion thereof cured pursuant to this clause (i)), which cash or cash equivalents shall be held by the Operating Partnership and the Operating Partnership Subsidiaries until the calculation is done pursuant to this Section 6.07 at the end of the next quarter, or (ii) by reducing the aggregate outstanding amount of Indebtedness of the Operating Partnership and the Operating Partnership Subsidiaries by an amount equal to such excess Indebtedness less the amount of cash or cash equivalents infused for such quarter-end pursuant to the preceding proviso, if any. If the Operating Partnership and the Operating Partnership Subsidiaries so timely cure such excess Indebtedness by making such infusion or reduction, or both as applicable, the Operating Partnership and the Operating Partnership Subsidiaries shall be deemed to be in compliance with this Section 6.07 as of such quarter-end date.

ARTICLE VII.
EVENTS OF DEFAULT AND REMEDIES

7.01        Events of Default.  Any of the following shall constitute an Event of Default:

(a)           Non-Payment.  The Borrower fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within five Business Days after the same becomes due, any interest on any Loan, or any facility, utilization or other fee due hereunder, or any other amount payable hereunder or under any other Loan Document; or

(b)           Specific Covenants.  The Borrower shall fail to perform, observe or comply with any term, covenant or agreement contained in any of Sections  6.05, 6.06, and 6,07; or

(c)           Cross-Default.  (i) The Borrower or any Subsidiary other than, for the avoidance of doubt, an Unrestricted Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise), inclusive of any grace, extension, forbearance or similar period, in respect of any Indebtedness having an aggregate principal amount (including undrawn or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, for a period beyond the applicable grace, cure, extension, forbearance or other similar period the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or the beneficiary or beneficiaries of any applicable Guarantee Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased or redeemed (automatically or otherwise) prior to its stated maturity, or such Guarantee Obligation to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary other than, for the avoidance of doubt, an Unrestricted Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary other than, for the avoidance of doubt, an Unrestricted Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary other than, for the avoidance of doubt, an Unrestricted Subsidiary as a result thereof is greater than the Threshold Amount; or

(d)           Insolvency Proceedings, Etc.  The Borrower or any Material Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding.

7.02        Remedies Upon Event of Default.  If any Event of Default occurs and is then continuing, the Lender may:

(a)           declare the commitment of thy Lender to make Loans to be terminated, whereupon such commitment and obligation shall be terminated;

(b)           declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c)           exercise on behalf of itself all rights and remedies available to it under the Loan Documents or applicable law;

provided, however, that upon the occurrence of any event specified in subsection (d) of Section 7.01 with respect to the Borrower, the obligation of the Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Lender.

ARTICLE VIII.
MISCELLANEOUS

8.01        Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower therefrom, shall be effective unless in writing signed by the Lender and the Borrower, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

8.02        Notices and Other Communications; Facsimile Copies.

(a)           Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows: if to the Borrower or the Lender: to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 8.02;

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)           Electronic Communications.  Notices and other communications to the Lender may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites), provided that the foregoing shall not apply to notices to the Lender if such Lender has notified the Borrower that it is incapable of receiving notices by electronic communication.

Unless the Lender otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)           Change of Address, Etc.  Each of the Borrower and the Lender may change its address, telecopier, e-mail address or telephone number for notices and other communications hereunder by notice to the other party hereto.

(d)           Effectiveness of Facsimile Documents and Signatures.  Loan Documents may be transmitted and/or signed by facsimile.  The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on the Borrower and the Lender.  The Lender may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

8.03        No Waiver; Cumulative Remedies.  No failure by any Lender to exercise, and no delay by such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein or therein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

8.04        Payments Set Aside.  To the extent that the Borrower makes a payment to the Lender and such payment or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made.

8.05        Successors and Assigns.

(a)           Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto and their respective successors and assigns permitted hereby) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Assignments by Lender.  The Lender may at any time assign all of its rights and obligations under this Agreement (including all of its Commitment and the Loans at the time owing to it). The party to each assignment shall execute and deliver to the Lender an Assignment and Assumption Agreement substantially in the form of Exhibit C. No such assignment shall be made to the Borrower or any of the Subsidiaries.  No such assignment shall be made to a natural person. From and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and have the rights and obligations of the Lender under this Agreement, and the assigning Lender thereunder shall be released from its obligations under this Agreement and shall cease to be a party hereto, but shall continue to be entitled to the benefits of Section 2.14 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Upon request, the Borrower (at its expense) shall execute and deliver new or replacement Notes to the assignee Lender, and if the assigning Lender holds a Note, it shall, contemporaneous with the Borrower’s delivery of a new or replacement Note, deliver such Note to the Borrower, marked “Cancelled”.

8.06        Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum amount, or be computed at a rate that exceeds the maximum rate, of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Lender shall contract for, charge, receive, reserve or take interest in an amount or at a rate that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower, and in no event shall the Borrower or any other Person ever be liable for unearned interest or ever be required to pay interest in excess of the Maximum Rate.  In determining whether the interest contracted for, charged, received, reserved or taken by the Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations.  If the Laws of the State of Texas are applicable for purposes of determining the “Maximum Rate”, then that term means the “indicated rate ceiling” from time to time in effect under Chapter 303 of the Texas Finance Code.  The Borrower agrees that Chapter 346 of the Texas Finance Code does not apply to any Borrowing.

8.07        Counterparts.  This Agreement may be executed in one or more counterparts and by the different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.08        Integration.  This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter.  In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Lender in any other Loan Document shall not be deemed a conflict with this Agreement.  Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

8.09        Severability.  Any provision of this Agreement and the other Loan Documents that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.10        Governing Law.

(a)           THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT THE LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b)           ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN MANHATTAN OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER AND THE LENDER EACH CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS.  THE BORROWER AND THE LENDER EACH IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO.

8.11        Waiver of Right to Trial by Jury.  EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

8.12        USA PATRIOT Act Notice.  The Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it may be required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender, as applicable, to identify the Borrower in accordance with the Act.

8.13        ENTIRE AGREEMENT.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR

SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date and year first above written.

ENBRIDGE ENERGY PARTNERS, L.P.,
a Delaware limited partnership, as Borrower

By:	ENBRIDGE ENERGY MANAGEMENT, L.L.C.,
as delegate of Enbridge Energy Company, Inc.,
its General Partner

By:
Name:
Title:

By:
Name:
Title:

SIGNATURE PAGE TO ENBRIDGE ENERGY PARTNERS, L.P CREDIT AGREEMENT

ENBRIDGE (U.S.) INC., as Lender

By:
Name:
Title:

By:
Name:
Title:

SCHEDULE 2.01

COMMITMENT

Lender	Commitment
Enbridge (U.S.) Inc.	$500,000,000.00

1

SCHEDULE 4.05

MATERIAL EVENTS

None.

1

SCHEDULE 6.01

EXISTING LIENS

None.

1

SCHEDULE 6.03

EXISTING INDEBTEDNESS

(a) Existing Indebtedness of the Borrower

Commercial paper from time to time issued by the Borrower pursuant to its commercial paper program from time to time in effect.

5.875% senior notes due 2016 in the aggregate principal amount of $300 million.

5.35% senior notes due 2014 in the aggregate principal amount of $200 million.

6.30% senior notes due 2034 in the aggregate principal amount of $100 million.

4.0% senior notes due 2009 in the aggregate principal amount of $200 million.

4.75% senior notes due 2013 in the aggregate principal amount of $200 million.

5.95% senior notes due 2033 in the aggregate principal amount of $200 million.

8.05% Fixed/Floating Rate Junior Subordinated Notes due 2067 in the aggregate principal amount of $400 million.

Senior unsecured zero coupon notes due 2022, issued for initial proceeds of $200 million and yielding 5.36% on a semi-annual compound basis.

(b) Existing Indebtedness of Non-OLP Subsidiaries

None.

(c) Existing Indebtedness of the Operating Partnership and the Operating Partnership Subsidiaries

The Mortgage Notes.

The Senior Unsecured Notes.

1

SCHEDULE 8.02

LENDER’S OFFICE,

CERTAIN ADDRESSES FOR NOTICES

BORROWER

Enbridge Energy Partners, L.P.
1100 Louisiana, Suite 3300
Houston, TX 77002-5217
Attention:	Chris Kaitson
Associate General Counsel
Telephone:	(713) 650-8900
Facsimile:	(713) 650-2232
Electronic Mail:	Chris.Kaitson@enbridge-us.com

With a copy to:

Enbridge Energy Partners, L.P.
C/O Enbridge Inc.
3000, 425-1st Street SW
Calgary, Alberta, Canada
T2P 3L8

Attention:	Vern Yu
Treasurer
Telephone:	(403) 231-3946
Facsimile:	(403) 231-4848
Electronic Mail:	vern.yu@enbridge.com

ENBRIDGE (U.S.) INC.

Lending Office
(for payments and Requests for Credit Extensions):

Enbridge (U.S.) Inc.
C/O Enbridge Inc.
3000, 425-1st Street SW
Calgary, Alberta, Canada
T2P 3L8

Attention:	David Brown
Director, Cash Management and Banking
Telephone:	(403) 231-5776
Facsimile:	(403) 231-4848
Electronic Mail:	david.brown@enbridge.com

1

With a copy to:

Attention:	Julie Lee
Senior Analyst, Cash Management and Banking
Telephone:	(403) 231-5985
Facsimile:	(403) 231-4848
Electronic Mail:	julie.lee@enbridge.com

2

EXHIBIT A

FORM OF LOAN NOTICE

Date:                        ,

To:                              Enbridge (U.S.) Inc., as Lender

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of December 18, 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), between Enbridge Energy Partners, L.P. (the “Borrower”) and the Lender from time to time party thereto.

The undersigned hereby requests (select one):

☐  A Borrowing of Loans                                                       ☐  A conversion or continuation of Loans

1.             On                                                                         (a Business Day).

2.             In the amount of $

3.             Comprised of

                                                Type of Loan requested

4.             For Eurodollar Rate Loans:  with an Interest Period of          months.

After giving effect to the Borrowing requested, the aggregate amount for all Loans do not exceed the amount of the Lender’s Commitment.

BORROWER

By:

Name:

Title:

A-1

EXHIBIT B

FORM OF LOAN NOTE

$

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to the order of                                                            (the “Lender”), on the Maturity Date (as defined in the Credit Agreement referred to below) the principal amount of                                  Dollars ($                      ), or such lesser principal amount of Loans (as defined in such Credit Agreement) due and payable by the Borrower to the Lender on the Maturity Date under that certain Credit Agreement, dated as of December 18, 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined), between the Borrower and the Lender from time to time party thereto.

The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates, and at such times as are specified in the Credit Agreement.  All payments of principal of and interest on this Note shall be made to the Lender in Dollars in immediately available funds at the Lender’s Office.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Note is one of the Notes referred to in the Credit Agreement, is entitled to the benefits thereof and is subject to optional prepayment in whole or in part as provided therein.  During the continuance of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement.  Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business.  The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

BORROWER

By:

Name:

Title:

B-1

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

B-2

EXHIBIT C

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor identified in item 1 below (the “Assignor”) and the Assignee identified in item 2 below (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Assignor as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the facility identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”).  Each such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.                                       Assignor:

2.                                       Assignee:

                                                [for the Assignee, indicate [Affiliate][Approved Fund] of Lender]

3.                                       Borrower:               Enbridge Energy Partners, L.P.

4.                                       Credit Agreement:                The Credit Agreement, dated as of December 18, 2007, between Enbridge Energy Partners, L.P. and Enbridge (U.S.) Inc.

5.                                       Assigned Interest:

Assignor	Assignee	Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	CUSIP Number

			$	$

[6.                                   Trade Date:           ](1)

Effective Date:                                     , 20     [TO BE INSERTED BY ASSIGNOR AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

(1) To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

[                                      ]

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.             Representations and Warranties.

1.1.          Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.          Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 8.05(b) of the Credit Agreement, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section      thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Assignor and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with the terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.             Payments.  From and after the Effective Date, the Borrower shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.             General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT D

FORM OF SUBORDINATION AGREEMENT

THIS AGREEMENT made as of the              day of                           ,              by                                               , a                                  (the “Subordinated Creditor”), in favor of the Lender (the “Senior Lender”).

WHEREAS Enbridge Energy Partners, L.P., a Delaware limited partnership (the “Obligor”), is or may become indebted to the Senior Lender under or in connection with the Credit Agreement (defined below);

AND WHEREAS the Subordinated Creditor is or may become a lender to the Obligor;

AND WHEREAS the Subordinated Creditor has agreed to postpone and subordinate the Indebtedness of the Obligor owed to the Subordinated Creditor and listed on Annex A attached hereto, and all interest, fees and other amounts owing in connection therewith (the “Obligor Debt”) on the terms and provisions herein set forth.

NOW THEREFORE, in consideration of the sum of $1.00 now paid by the Senior Lender and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by the Subordinated Creditor), the Subordinated Creditor hereby agrees as follows:

ARTICLE 1

INTERPRETATION

1.1                               Definitions

In this Agreement, including the recitals, capitalized terms used herein, and not otherwise defined herein, shall have the meanings attributed to such terms in the Credit Agreement dated as of December 18, 2007, between Enbridge Energy Partners, L.P., as Borrower, and the Lender from time to time party thereto (as such agreement may be amended, modified, supplemented, restated or refinanced from time to time, the “Credit Agreement”).  In addition, the following terms shall have the following meanings:

(a)                                  “Beneficiary” means, at each relevant time of determination, each of (i) the holders of Senior Indebtedness and (ii) the holders of other senior unsecured debt of the Obligor for the benefit of whom a subordination agreement in form and substance substantially the same as this Agreement has been executed and delivered by the Subordinated Creditor and is in effect (“Other Senior Indebtedness” ) (2); and in each case that any such holders or

(2) Clause (i) of the definition of “Beneficiary” in the subordination agreement delivered for the benefit of holders of  Other Senior Indebtedness may read as follows:  “(i) the holders of Senior Indebtedness for the benefit of whom a subordination agreement has been executed and delivered by the Subordinated Creditor and is in effect,”.

                                                group thereof are represented by an agent, shall mean such agents for the benefit of such respective holders.

(b)                                 “Beneficiary Indebtedness” means, at each relevant time of determination, the aggregate outstanding amount of Senior Indebtedness and Other Senior Indebtedness of the Obligor owed to any Beneficiary.

(c)                                  “Obligor Debt” has the meaning set forth in the third WHEREAS clause of this Agreement.

(d)                                 “Other Senior Indebtedness” has the meaning set forth in Section 1.1(a).

(e)                                  “Senior Indebtedness” means the aggregate of all Obligations owing from time to time by the Obligor to the Senior Lender under the Credit Agreement and the other Loan Documents, whether present or future, direct or indirect, contingent or otherwise (including any interest accruing thereon after the date of filing any petition by or against the Obligor in connection with any bankruptcy or other proceeding and any other interest that would have accrued thereon but for the commencement of such proceeding).

(f)                                    “Subordinated Indebtedness” means the aggregate Obligor Debt owing from time to time by the Obligor to the Subordinated Creditor, whether present or future, direct or indirect, contingent or otherwise.

1.2                               Headings

The division of this Agreement into articles, sections, paragraphs and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof.

1.3                               Interpretation

In this Agreement:

(a)                                  the terms “this Agreement”, “hereof”, “herein”, “hereunder” and similar expressions refer, unless otherwise specified, to this Subordination Agreement taken as a whole and not to any particular article, section, subsection or paragraph;

(b)                                 words importing the singular number or masculine gender shall include the plural number or the feminine or neuter genders, and vice versa;

(c)                                  all references to “Articles” and “Sections” refer, unless otherwise specified, to articles, sections, subsections or paragraphs of this Agreement, as the case may be; and

(d)                                 words and terms denoting inclusiveness (such as “include” or “includes” or “including”), whether or not so stated, are not limited by their context or by the words or phrases which precede or succeed them.

1.4                               Governing Law

This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York.  The Subordinated Creditor irrevocably submits to the non-exclusive jurisdiction of the courts of the State of New York and the United States Federal courts sitting in Southern District of the State of New York, without prejudice to the rights of the Senior Lender to take proceedings in any other jurisdiction.

1.5                                                                               Severability

If any provision of this Agreement shall be invalid, illegal or unenforceable in any respect in any jurisdiction, it shall not affect the validity, legality or enforceability of such provision in any other jurisdiction or the validity, legality or enforceability of any other provision of this Agreement.

1.6                                                                               Time of the Essence

Time shall be of the essence of this Agreement.

ARTICLE 2

POSTPONEMENT AND SUBORDINATION OF PAYMENT

2.1                                                                               General Postponement and Subordination

Except as specifically provided for in Article 3:

(a)                                  the Subordinated Indebtedness shall be and is hereby expressly postponed and made subordinate in right of payment to the prior payment in full in cash of the Senior Indebtedness and termination of the Commitments under the Credit Agreement; and

(b)                                 the Subordinated Creditor shall not accept any repayment, prepayment or other satisfaction of all or any portion of the Subordinated Indebtedness (whether in cash, property or securities) prior to the payment in full in cash of the Senior Indebtedness and termination of the Commitments under the Credit Agreement.

2.2                                                                               Priority of Senior Indebtedness on Dissolution or Insolvency

In the event of any dissolution, winding up, liquidation, readjustment, reorganization, bankruptcy, insolvency, receivership or other similar proceedings (a “Proceeding”) relating to the Obligor, or any of its property (whether voluntary or involuntary, partial or complete), or any other marshalling of the assets and liabilities of the Obligor, the Beneficiary Indebtedness shall first be paid in full in cash before the Subordinated Creditor shall be entitled to receive or retain any payment or distribution in respect of the Subordinated Indebtedness.  In such event, in order to implement the foregoing, but subject always to the provisions of Section 7.1(a):

(a)                                  the Subordinated Creditor shall promptly file a claim or claims, in the form required in such proceedings, for the full outstanding amount of the Subordinated Indebtedness, and shall cause said claim or claims to be approved and all payments and other distributions in respect thereof to be made directly to the Beneficiaries, ratably according to the aggregate amounts remaining unpaid on account of the Beneficiary Indebtedness held by each of them;

(b)                                 the Subordinated Creditor hereby irrevocably agrees that the Beneficiaries may, at their sole discretion, in the name of the Subordinated Creditor or otherwise, demand, sue for, collect, receive and receipt for any and all such payments or distributions, and any such receipts shall be distributed to the Beneficiaries according to the aggregate amounts remaining unpaid on account of the respective Beneficiary Indebtedness held by them, and file, prove and vote or consent in any Proceeding with respect to any and all claims of the Subordinated Creditor relating to the Subordinated Indebtedness;

(c)                                  In any bankruptcy or other Proceeding in respect of the Obligor, the Subordinated Creditor shall not, unless otherwise agreed by the Beneficiaries, (i) file any motion, application or other pleading seeking affirmative relief, including without limitation for the appointment of a trustee or examiner, for the conversion of the case to a liquidation proceeding, for the substantive consolidation of the Obligor’s bankruptcy case with the case of any other entity, for the creation of a separate official committee representing only the Subordinated Creditor or any other form of affirmative relief of any other kind or nature, or (ii) file any objection or other responsive pleading opposing any relief requested by any Beneficiary; and

(d)                                 The Subordinated Creditor shall execute and deliver to the Beneficiaries or their representative such further proofs of claim, assignments of claim and other instruments confirming the authorization referred to in the foregoing clause (b), and any powers of attorney confirming the rights of the Beneficiaries arising hereunder, and shall take such other actions as may be requested by the Beneficiaries or their representative in order to enable the Beneficiaries or their representative to enforce any and all claims in respect of the Subordinated Indebtedness.

                                                                                                Payments Held in Trust

                                                                                                If, notwithstanding the provisions of this Agreement, any payment or distribution of any character (whether in cash, securities, or other property) or any security shall be received by the Subordinated Creditor in contravention of the terms of this Agreement, such payment, distribution or security shall not be commingled with any asset of the Subordinated Creditor, shall be held in trust for the benefit of, and shall be paid over or delivered or transferred to, the Beneficiaries, or their representative, ratably according to the aggregate amounts remaining unpaid on account of the Beneficiary Indebtedness held by each of them, for application to the payment of all Beneficiary Indebtedness then remaining unpaid, until all such Beneficiary Indebtedness shall have been paid in full.

                                                                                                Payment in Full on Senior Indebtedness

                                                                                                For purposes of this Agreement, the Senior Indebtedness shall not be deemed to have been paid in full until the Senior Lender shall have received full payment of the Senior Indebtedness in cash and all Commitments of the Senior Lender under the Credit Agreement shall have irrevocably terminated.

2.3                                                                               Legend on Subordinated Debt Instruments

                                                                                                The Subordinated Creditor shall, substantially simultaneously with the execution and delivery hereof, cause a conspicuous legend to be placed on each of the instruments evidencing Subordinated Indebtedness to the following effect:

“This instrument and the indebtedness evidenced hereby is subordinated, in the manner and to the extent set forth in an agreement dated                         ,          (as such agreement may from time to time be amended, restated, modified, or supplemented, the

“Subordination Agreement”), by the maker and payee of this instrument in favor of the “Lender” referred to therein, to all Senior Indebtedness as defined therein), and each holder of this instrument, by its acceptance hereof, shall be bound by the Subordination Agreement.”

and upon request by the Senor Lender deliver a copy of each of the instruments evidencing Subordinated Debt, as so marked, to the Lender within 60 days following such request.

2.4                                                                               Application of Payments

All payments and distributions received by the Senior Lender in respect of the Subordinated Indebtedness, to the extent received in or converted into cash, may be applied by the Senior Lender first to the payment of any and all expenses (including reasonable legal fees and expenses) paid or incurred by the Senior Lender in enforcing this Agreement, or in endeavoring to collect or realize upon any of the Subordinated Indebtedness or any collateral security therefor, and any balance thereof shall, solely as between the Subordinated Creditor and the Senior Lender, be applied by the Senior Lender in such order of application as the Senior Lender may from time to time select, toward the payment of the Senior Indebtedness remaining unpaid.

ARTICLE 3

PERMITTED PAYMENTS

3.1                                                                               Permitted Payments

At any time other than during the continuation of a Default or Event of Default under the Credit Agreement, the Subordinated Creditor shall, subject to Section 2.2, be entitled to receive payments on account of any Subordinated Indebtedness in accordance with the terms of such Subordinated Indebtedness.

ARTICLE 4

SUBROGATION

4.1                                                                               Restriction on Subrogation

The Subordinated Creditor shall not exercise any rights which it may acquire by way of subrogation or contribution under this Agreement, as a result of any payment made hereunder or otherwise, until this Agreement has ceased to be effective in accordance with Section 7.1(a).

4.2                                                                               Transfer by Subrogation

If (a) the Senior Lender receives payment of any of the Subordinated Indebtedness, (b) the Senior Indebtedness has been paid in full in cash and (c) there are no further Commitments outstanding under the Credit Agreement, then the Senior Lender will, at the Subordinated Creditor’s request and expense, execute and deliver to the Subordinated Creditor appropriate documents, without recourse and without representation or warranty (except as to their right to transfer such Senior Indebtedness and related security free of encumbrances created by the Senior Lender), necessary to evidence the transfer by subrogation to the Subordinated Creditor of an interest in its Senior Indebtedness and any security held therefor resulting from such payment of the Subordinated Indebtedness to the Senior Lender.

ARTICLE 5
DEALINGS WITH BORROWER

5.1                                                                               Restriction Dealings by Subordinated Creditor

Except with the prior written consent of the Senior Lender, the Subordinated Creditor shall not:

(a)                                  assign all or any portion of the Subordinated Indebtedness in favor of any Person other than the Senior Lender unless such Person has agreed in writing with the Senior Lender to be bound by the provisions hereof in the place and stead of the Subordinated Creditor; or

(b)                                 commence, or join with any other Person in commencing, any Proceeding respecting the Obligor or any Subsidiary of the Obligor.

5.2                                                                               Permitted Dealings by Senior Lender

Notwithstanding anything in this Agreement, the Subordinated Creditor acknowledges that the Senior Lender shall be entitled to:

(a)                                  lend monies or otherwise extend credit or accommodations to the Obligor as part of the Senior Indebtedness or otherwise;

(b)                                 agree to any change in, amendment to, waiver of, or departure from, any term of the Credit Agreement or any other Loan Document including, without limitation, any amendment, renewal or extension of such agreement or increase in the payment obligations of the Obligor under any such Loan Documents;

(c)                                  grant time, renewals, extensions, releases, discharges or other indulgences or forbearances to the Obligor in respect of the Senior Indebtedness;

(d)                                 waive timely and strict compliance with or refrain from exercising any rights under or relating to the Senior Indebtedness;

(e)                                  accept or make any compositions, arrangements, plans of reorganization or compromises with any Person as the Senior Lender may deem appropriate in connection with the Senior Indebtedness;

(f)                                    change, whether by addition, substitution, removal, succession, assignment, grant of participation, transfer or otherwise, the Senior Lender;

(g)                                 acquire, give up, vary, exchange, release, discharge or otherwise deal with or fail to deal with any security interests, guaranties or collateral relating to any Senior Indebtedness, this Agreement or any other Loan Document or allow the Obligor or any other Person to deal with the property which is subject to such security interests, guaranties or collateral, all as the Senior Lender may deem appropriate; and/or

(h)                                 abstain from taking, protecting, securing, registering, filing, recording, renewing, perfecting, insuring or realizing upon any security interests, guaranties or collateral for any Senior Indebtedness; and no loss in respect of any of the security interests or guaranties received or held for and on behalf of the Senior Lender, whether occasioned by fault, omission of negligence of any kind, whether of the Senior Lender or otherwise, shall in any way limit or impair the liability of the Subordinated Creditor or the rights of the Senior Lender under this Agreement;

all of which may be done without notice to or consent of the Subordinated Creditor and without impairing, releasing or otherwise affecting any rights or obligations of the Subordinated Creditor hereunder or any rights of the Senior Lender hereunder.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES

6.1                                                                               Representations and Warranties

The Subordinated Creditor hereby represents and warrants to the Senior Lender that:

(a)                                  the Subordinated Creditor is a [corporation] duly incorporated or amalgamated, as the case may be, and validly existing under the laws of its jurisdiction of incorporation or amalgamation, as the case may be;

(b)                                 the Subordinated Creditor has all necessary [corporate] power and authority to enter into this Agreement;

(c)                                  the Subordinated Creditor has taken all necessary [corporate] action to authorize the creation, execution, delivery and performance of this Agreement;

(d)                                 this Agreement constitutes a valid and legally binding obligation of the Subordinated Creditor, enforceable against the Subordinated Creditor in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and general equity principles; and

(e)                                  neither the execution and delivery of this Agreement, nor compliance with the terms and conditions hereof (i) will result in a violation of the articles or by-laws of the Subordinated Creditor or any resolutions passed by the board of directors or shareholders of the Subordinated Creditor or any applicable law, order, judgment, injunction, award or decree; (ii) will result in a breach of, or constitute a default under, any loan agreement, indenture, trust deed or any other material agreement or instrument to which the Subordinated Creditor is a party or by which its or its assets are bound; or (iii) requires any approval or consent of any governmental authority having jurisdiction except such as have already been obtained and are in full force and effect.

ARTICLE 7
CONTINUING SUBORDINATION

7.1                                                                               Continuing Subordination; Reinstatement

This Subordination Agreement shall create a continuing subordination and shall:

(a)                                  remain in full force and effect until the Senior Lender has received payment in cash of the full amount of the Senior Indebtedness and no further Commitments are outstanding under the Credit Agreement; provided however, that Section 5.1(b) shall remain in effect until 91 days after such time;

(b)                                 be binding upon the Subordinated Creditor and its successors and assigns; and

(c)                                  inure, together with the rights and remedies of the Senior Lender, to the benefit of and be enforceable by the Senior Lender and its successors and assigns for their benefit and for the benefit of any other Person entitled to the benefit of any Loan Documents from time to time, including any permitted assignee of some or all of the Loan Documents.

Subordinated Creditor agrees that following such termination this Subordination Agreement shall be automatically reinstated if for any reason any payment made on the Senior Indebtedness is rescinded or must be otherwise restored by the Senior Lender, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

7.2                                                                               Other Obligations not Affected

The subordination provided for herein is in addition to and not in substitution for any other agreement or any other security by whomsoever given or at any time held by the Senior Lender in respect of the Senior Indebtedness, and the Senior Lender shall at all times have the right to proceed against or realize upon all or any portion of any other agreement or any security or any other monies or assets to which the Senior Lender may become entitled or have a claim in such order and in such manner as the Senior Lender in its sole discretion may deem appropriate.

7.3                                                                               Acknowledgment of Documentation

The Subordinated Creditor hereby acknowledges that it is familiar with and understands the terms of the Credit Agreement and all other Loan Documents.  The Subordinated Creditor shall ensure that the Obligor provides such copies as the Subordinated Creditor wishes to receive of all amendments, modifications or supplements to any of the aforementioned documents and of any other documents, instruments or agreements which are executed in the future pursuant to which Senior Indebtedness may arise.  The Senior Lender shall not in any manner have any obligation to ensure such receipt nor shall lack of receipt in any way affect the absolute and unconditional nature of the Subordinated Creditor’s obligations hereunder in respect of the Senior Indebtedness thereby created or arising.

ARTICLE 8
GENERAL PROVISIONS

8.1                                                                               Notices

All notices and other communications provided for hereunder shall be given in the form and manner prescribed by Section 8.02 of the Credit Agreement.  All such notices to the Subordinated Creditor may be given to the Borrowers on behalf of the Subordinated Creditor and shall be sufficiently delivered if so given.

8.2                                                                               Amendments and Waivers

(a)                                  No provision of this Agreement may be amended, waived, discharged or terminated orally nor may any breach of any of the provisions of this Agreement be waived or discharged orally, and any such amendment, waiver, discharge or termination may only be made in writing signed by the Senior Lender, and if such amendment is intended to bind the Subordinated Creditor, by the Subordinated Creditor.

(b)                                 No failure on the part of any party to exercise, and no delay in exercising, any right, power or privilege hereunder shall operate as a waiver thereof unless specifically waived in writing, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(c)                                  Any waiver of any provision of this Agreement or consent to any departure by any party therefrom shall be effective only in the specific instance and for the specific purpose for which given and shall not in any way be or be construed as a waiver of any future requirement.

8.3                                                                               Assignment by Lenders

The Subordinated Creditor acknowledges and agrees that the Senior Lender shall have the right to assign, sell, participate or otherwise transfer all or any portion of its rights and benefits under the Loan Documents (including this Agreement) without the consent of the Subordinated Creditor.  This Agreement shall extend to and inure to the benefit of the Senior Leader and its respective successors and permitted assigns.

8.4                                                                               Assignment and Certain Other Actions by Subordinated Creditor

Until payment in full of the Senior Indebtedness, the Subordinated Creditor shall not, without the prior written consent of the Senior Lender (which consent may be arbitrarily withheld), (a) accelerate the maturity of the Subordinated Indebtedness to a date that is earlier than six (6) months after the Maturity Date as defined in the Credit Agreement; (b) take any collateral security or guarantees for any Subordinated Indebtedness; or (c) sell, assign, transfer, endorse, pledge, encumber or otherwise dispose of any of the Subordinated Indebtedness, unless the Subordinated Creditor gives the Senior Lender written notice thereof and such sale, transfer, endorsement, pledge, encumbrance or other disposition is to an Affiliate of the Obligor and is made expressly subject to this Subordination Agreement.

8.5                                                                               Further Assurances

The Subordinated Creditor shall, at the request of the Senior Lender but at the expense of the Subordinated Creditor, do all such further acts and things and execute and deliver all such further documents as the Senior Lender may reasonably require in order to fully perform and carry out the terms of this Agreement.

8.6                                                                               Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.7                                                                               Waiver of Right to Trial by Jury

EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION

ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

IN WITNESS WHEREOF the Subordinated Creditor has caused this Agreement to be executed by its duly authorized representative(s) as of the date first above written.

Per:
Name:
Title:

Per:
Name:
Title:

ACKNOWLEDGMENT

The undersigned hereby acknowledges the terms of the above Subordination Agreement and covenants not to participate in any violation thereof.

ENBRIDGE ENERGY PARTNERS, L.P.

By:	Enbridge Energy Management, L.L.C., as
delegate of Enbridge Energy Company, Inc.,
its General Partner

By:
Name:
Title:

ANNEX A

Indebtedness